Exhibit 10.1

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

THIS License Agreement is entered into this 2nd day of November, 2023 (“Effective Date”) between NORTH CAROLINA STATE UNIVERSITY, a constituent institution of the University of North Carolina and a nonprofit educational and research institution organized under the laws of North Carolina (“NCSU”), having its principal office at Campus Box 8210, Raleigh, North Carolina 27695-8210, and 22ND CENTURY GROUP, INC., a corporation organized under the laws of Nevada (“Licensee”), with its corporate headquarters at 500 Seneca Street, Suite 507, Buffalo, New York 14204.

RECITALS

A.           NCSU owns certain Patent Rights (defined below) and Plant Materials (defined below) and has the right to grant licenses under the Patent Rights and to the Plant Materials.

B.            NCSU desires to have the Patent Rights and Plant Materials developed and commercialized to benefit the public and to facilitate the development and commercialization of the Patent Rights and Plant Material into useful products and/or services and is willing to grant the license to the Licensee for such purpose.

C.            Licensee desires to obtain a license under the Patent Rights and to the Plant Materials with the goal to use commercially reasonable efforts and resources to develop and commercialize the Patent Rights and Plant Material under the terms and conditions set forth in this License Agreement.

Therefore, in consideration of these Recitals, any sums to be paid, any rights granted, and the mutual promises contained in this License Agreement, the parties agree to the following.

TERMS AND CONDITIONS:

ARTICLE 1 – DEFINITIONS

For the purposes of this License Agreement, the terms and phrases below have the following definitions:

1.01       “Affiliate” means, as of any point in time and so long as such relationship continues to exist with any corporation or non-corporate entity that controls, is controlled by or is under the common control with Licensee. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls more than 50% of the voting stock of the other corporation or (b) in the absence of ownership of more than 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.02       “Approval” means all approvals, licenses, registrations or authorizations of the applicable governmental or regulatory authority(ies) in a jurisdiction necessary for the development, manufacture, use, storage, import, transport, marketing and sale of a Licensed Product in such jurisdiction.

1.03       “Covered or Covering” means that the making, manufacture, use, sale, offer for sale, or importation of the relevant subject matter in a country would infringe a Valid Claim (defined below) in such country.

1.04       “Fair Market Value” means, with respect to a particular item of intellectual property and/or associated products and services (“Assets”), the fees and/or price that would reasonably be expected to be obtained for a license or sale of such Assets (i.e., the fees and/or price that would be agreed on between a willing licensor and/or seller and a willing licensee and/or buyer, with neither being required to act, and both having reasonable knowledge of the relevant facts which include, but are not limited to, the type of license granted, the type of Asset and associated rights, privileges, and/or protections afforded by such Asset, the relevant industry sector and industry norms associated with such sector, etc.). In the absence of mutual agreement between NCSU and Licensee as to what constitutes Fair Market Value of a particular Asset when compared to other relevant Assets, such value will be determined by an independent Third Party appraiser who has expertise in conducting such assessments, is acceptable to both parties, and is paid for equally by both parties.

1.05       “Field of Use” means any and all uses, including without limitation the use of Patent Rights and Plant Material to make, have made, use, have used, offer to sell and sell plants and products related to tobacco.

1.06       “First Commercial Sale” means any transfer for value of a Licensed Product(s) in an arm’s length transaction to an independent Third Party distributor, agent or end user in a country after obtaining all Approvals required for the manufacture, importation, marketing, promotion, pricing, reimbursement and sale of the Licensed Product(s) in such country. For the avoidance of doubt, the transfer of Licensed Product(s) to a Third Party for Licensee’s own research, development or other non-commercial purposes is not a First Commercial Sale.

1.07       “Inbred Plant Material” means materials list in Appendix C including any progeny for the purpose of producing the Plant Material(s).

1.08       “Licensed Product” means: (i) a product the creation, development, manufacture, use, sale, offer for sale or import of which, in the absence of this License Agreement, would infringe at least one Valid Claim; (ii) a product created, developed, or made using a process or machine the use of which, in the absence of this License Agreement, would infringe at least one Valid Claim; (iii) the Plant Material; and/or (iv) any product that is derived or created from, incorporates and/or utilizes, wholly or in part, the Plant Material.

1.09       “Licensed Service” means any service that is: (a) provided by Licensee to a Third Party; and (b) is Covered by a Valid Claim, Plant Variety Rights, and/or utilizes the Licensed Product.

1.10       “Licensed Territory” means worldwide.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.11       “Liquidation Event” means the sale or transfer of substantially all of Licensee’s assets or ownership interest in Licensee’s tobacco business.

1.12       “Master Settlement Agreement Payment(s)” means payments made by Licensee according to the agreement, known as the “MSA Agreement,” between tobacco companies and the Attorneys General of 46 States, five U.S. territories and the District of Columbia in which tobacco companies must pay a per-carton fee for every carton of 200 cigarettes sold.

1.13       “Net Sales” for the purpose of computing royalties under this License Agreement means the gross amount invoiced by Licensee and/or its Affiliate for Sale of Licensed Products and/or Licensed Services, during the term of this License Agreement, in the country in which such Licensed Product and/or Licensed Service is Sold in an arm’s length transaction less any charges for (i) federal or state excise taxes, import and export duties, Master Settlement Agreement Payments, sales taxes, and any other taxes or fees imposed by a government entity and paid by Licensee or Sublicensee(s) (as defined in Article 1.22), including without limitation any fees imposed on sales of products by the U.S. Food and Drug Administration (“FDA”) (ii) shipping and insurance charges, (iii) deductions for actual allowances for returned or defective goods and (iv) trade discounts, but not cash discounts. In order to assure NCSU the full royalty payments contemplated in this License Agreement, Licensee agrees that in the event any Licensed Products are sold for purposes of resale to an Affiliate, the royalties to be paid in respect to such Licensed Products will be computed on the Net Sales at which the Affiliate sells such Licensed Products rather than upon the Net Sales of the Licensee in selling to such Affiliate. Specifically excluded from the definition of “Net Sales” are amounts attributed to the provision of reasonable, documented, and limited quantities of Licensed Products that are either given for free or at cost only for research, development, or testing purposes.

1.14       “Plant Material(s)” means the materials listed in Appendix B, any and all germplasm provided by NCSU to Licensee under this License Agreement, and any and all seed, plants, plant parts, tissue, varieties, hybrids, progeny, mutants, derivatives, and other biological materials developed, synthesized, produced, generated, created, derived, propagated, and/or engineered therefrom.

1.15       “Patent Rights” means: (a) the patents and patent applications listed in Appendix A and, as of the Effective Date, any and all other NCSU patents and patent applications Covering any Plant Materials (hereafter referred to as “Patent Applications”); (b) any and all patent applications claiming priority, directly or indirectly (for example a continuation application claiming priority to another continuation application which claims priority to any of the Patent Applications), to any of the Patent Applications, including without limitation all national phase applications, regional applications, divisional applications, continuation applications, continuation-in-part applications, reissue applications, reexamined applications, certificates, extensions or foreign counterparts claiming priority to the Patent Applications; and (c) any and all patents issuing from any of the foregoing applications described in clauses (a) or (b) above. Notwithstanding the foregoing, Patent Rights does not include those patents and/or patent applications that, during the term of this License Agreement, cease to be Patent Rights pursuant to Article 8.01 or 8.03.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.16       “Plant Variety Rights” or “PVR” means intellectual property in the form of rights applied for or granted/issued under applicable law to the breeder of a new variety of plant related to Plant Material(s) that give the breeder control over the propagating material or harvested material of a plant variety or the use thereof (such as for example, “Plant Patent,” “Plant Variety Protection,” “PVP Certificates,” “Plant Variety Right Certificates,” and “Plant Breeders’ Rights Certificates,” and any other rights granted by a member state of the International Union for the Protection of New Varieties of Plants (UPOV) to comply with the International Convention for the Protection of New Varieties of Plants (UPOV Convention)). Notwithstanding the foregoing, Plant Variety Rights do not include those granted PVRs or pending PVR applications that, during the term of this License Agreement, cease to be Plant Variety Rights pursuant to Article 8.01 or 8.03.

1.17       “Pharmaceutical Use” means a Licensed Product intended for use only in the diagnosis, cure, mitigation, and/or prevention of disease or treatment and Approved for such use by a government entity such as the U.S. Food and Drug Administration (“FDA”) including, but not limited to, smoking cessation products. For avoidance of doubt, “Pharmaceutical Use” does not include Licensed Products sold without a medical prescription but authorized for sale by the FDA as a modified risk tobacco product.

1.18       “Royalty Report” means a written report detailing the number of units Sold, the gross and aggregate selling prices, and the Net Sales of Licensed Products and/or Licensed Services Sold for each calendar quarter upon which payments under Article 3 of this License Agreement are due to NCSU. This report must also include the date of the First Commercial Sale, the commercial name of each Licensed Product and/or Licensed Service Sold, the calculations of royalties by country, the applicable Patent Rights and/or Plant Variety Rights Covering the Licensed Product and/or Licensed Service Sold, if any, and any additional information that NCSU might reasonably request in order to meet any government reporting obligations it has.

1.19       “Sale” or “Sold”, for purposes of computing royalties, means when invoiced, or, if not invoiced, when rented, exchanged, and/or otherwise transferred for value by Licensee or an Affiliate of Licensee in an arm’s length transaction to an independent third party, including the use of Licensed Products by Licensee, an Affiliate of Licensee, or any other person authorized by Licensee (e.g. performance of a Licensed Service), except to the extent that such Licensed Products and/or Licensed Services are used strictly for research, development, testing, or evaluation of a Licensed Product. Subject to the definition of “Net Sales”, where Licensed Products are not sold, but are otherwise transferred for value, Net Sales for the purposes of computing royalties will be the selling price at which such products (or if none, products of similar kind and quality), sold in similar quantities, are currently being offered for sale and/or sold by Licensee, the Affiliate, or the Sublicensee, as applicable. Where such products are not currently being offered for sale and/or sold by Licensee, the Net Sales of products otherwise transferred will be the average selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by other manufacturers. Licensee expressly agrees not to receive anything of value in lieu of cash payments as consideration for the transfer of any License Products and/or Licensed Services without the prior written permission of NCSU, such permission not to be unreasonably withheld or delayed..

1.20       “Scale Quality Material” means [***].

1.21       “Sublicense(s), Sublicensed, or Sublicensable” means grant of a sublicense or any other right, license, privilege, or immunity (including, but not limited to, the grant of any type of option to acquire a sublicense or to negotiate for a sublicense, a covenant not to sue or seek legal remedy) under the Patent Rights and/or the Plant Variety Rights by the Licensee (in accordance with Article 7) to a Third Party based on a good faith arm’s length transaction between the Licensee and Third Party.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.22       “Sublicensee” means any Third Party that has a Sublicense.

1.23       “Sublicense(ing) Revenues” means all consideration received by a Licensee (net of any tax or similar withholding obligations imposed by any tax or other government authority that are not reasonably recoverable by Licensee) from any Sublicensee, including, but not limited to, any initial sublicensing fees, upfront fees, option fees, running royalty payments, milestone payments (including but not limited to payments received for achieving regulatory, developmental, scale up, sales, and/or other milestones).

1.24       “Term” means the period during which this License Agreement is active in accordance with Article 12.01.

1.25       “Third Party(ies)” means any individual or entity: (i) that is not a party to this License Agreement; (ii) that is not an Affiliate of a party to this License Agreement; or (iii) that is not a party in which the Licensee has a direct financial interest. Notwithstanding the foregoing, Licensee may request NCSU to grant approval to designate an individual or entity that falls under clause (iii) as a Third Party, such approval not to be unreasonably withheld.

1.26       “Valid Claim” means a claim contained in (a) any issued and unexpired patent within the Patent Rights and/or Plant Variety Rights which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) any patent application within the Patent Rights and/or Plant Variety Rights that has not been irretrievably cancelled, withdrawn, or abandoned and has been pending no longer than seven (7) years from the date it was filed as a national phase application in a specific jurisdiction.

1.27       Certain other defined terms have the meanings given them elsewhere in this License Agreement. As used herein, the term “and/or” when used in the context of listing of entities, refers to the entities being present singly or in combination (for example, the phrase “A and/or B” includes A and B individually, but also includes any combinations of A and B).

ARTICLE 2 - LICENSE

2.01       Grant

Subject to the terms and conditions of this License Agreement, NCSU grants to Licensee and Licensee accepts from NCSU:

(a)	an exclusive, Sublicensable (subject to Article 7) right and license under the Patent Rights and Plant Variety Rights for the Field of Use in the Licensed Territory to create, develop, make, have made, use, lease, grow, have grown, import, export, market, have marketed, offer to sell, sell and/or otherwise commercialize Licensed Products, and to sell, offer to sell, use, have used, practice and/or otherwise commercialize Licensed Services;

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	an exclusive, Sublicensable (subject to Article 7) right and license for the Field of Use in the Licensed Territory to have access to, possess, plant, cultivate, transform (including via genetic engineering, crossbreeding, mutagenesis or otherwise), propagate, produce, reproduce, create, develop, make, have made, use, lease, grow, have grown, import, export, market, have marketed, offer to sell, sell, and/or commercialize Plant Materials or any part or component thereof.

(c)	a non-exclusive right to have access to and possess the Inbred Plant Material for the specific purpose of exclusively developing, creating, and/or producing Plant Material.

The foregoing licenses include the right to engage Licensee’s Affiliates and Third Party contractors in exercising such rights and in carrying out its activities and obligations under this License Agreement. In addition, the rights licensed to Licensee hereunder may be extended to Affiliates designated in writing by Licensee, provided that each such Affiliate: (i) agrees in writing to be bound by all the terms and conditions of this License Agreement including but not limited to the terms associated with consideration, due diligence requirements, reports, records, etc., and (ii) agrees to act in a manner that is consistent with the terms, conditions, and limitations of this License Agreement. Licensee shall deliver to NCSU a copy of said writing within thirty (30) days of its execution. For avoidance of doubt, Affiliates are expressly prohibited from further transferring and/or extending the aforementioned licensed rights to anyone and Licensee shall remain responsible to NCSU for performance of its Affiliates, including but not limited to legal, financial, and reporting obligations. Termination of this License Agreement for any reason will result in the automatic and immediate termination of any and all of the aforementioned rights and privileges extended by the Licensee to any of its Affiliates.

2.02       Reservation of Rights

Subject to the limitations of Article 2.06, NCSU retains the right, on behalf of itself and all other non-profit academic or governmental research institutions in the United States of America, to make and use solely for non-commercial research purposes, the Plant Material and the subject matter described and claimed in Patent Rights and/or Plant Variety Rights. As used herein, the term “non-commercial research purposes” means the use of Patent Rights, Plant Variety Rights, and/or Plant Material for academic research or other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution in the United States of America that does not use the Patent Rights, Plant Variety Rights, and/or Plant Material in the production or manufacture of products for sale or the performance of services for a fee.

2.03       No Implied License

All rights not granted herein are reserved by NCSU. Except as expressly provided herein, the license granted hereunder shall not be construed to grant to Licensee, by implication, estoppel or otherwise, any licenses, interests or rights in or to any information, materials, technology, and/or intellectual property (including, but not limited to, patent applications, patents, and know-how) not expressly identified in this License Agreement.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.04       Government Rights

The United States Government may have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the United States, the inventions described in the Patent Rights and/or Plant Variety Rights. The rights granted herein are additionally subject to the requirement that any products sold in the United States based upon Patent Rights and/or Plant Variety Rights must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204, and any and all other rights as set forth in Public Law 96-517, codified at 35 U.S.C. 200 et seq., and 37 CFR 401 et seq. Licensee agrees to comply with all obligations resulting from any such government rights.

2.05       Delivery of Plant Materials

While this License Agreement is in effect, NCSU shall make reasonable efforts to deliver, upon request by Licensee, a reasonable number of samples of the Plant Materials, and any other tangible biological materials covered by, at any time and in any country, at least one Valid Claim and created by and/or in the possession or control of NCSU (collectively, “Tangible Material”). Such transfer of Tangible Material from NCSU shall be without restriction or limitation of any kind except as expressly provided in this License Agreement. Notwithstanding the foregoing, and other than as provided in Appendix B, it is understood that NCSU will only provide samples of Tangible Material if there is an oversupply of such materials that is not required for NCSU’s own educational or research purposes. Under no circumstances is NCSU obligated to grow or develop Tangible Material for Licensee’s use or sale. [***].

2.06       Restrictions on Materials

While this License Agreement is in effect, NCSU will not give, make available, distribute, convey or transfer (“Transfer”) to any third party any Plant Material and/or any other tangible biological materials Covered by, at any time and in any country, a Valid Claim, including without limitation any Licensed Product, plants, harvested plant parts, seeds, cell lines, strains, genes, DNA, nucleic acid sequences and/or other tangible biological materials, and any progeny and/or derivatives of any of the foregoing (“Restricted Materials”). Without limiting the forgoing, NCSU will not cause or allow any of the Restricted Materials to be Transferred to a third party. No exceptions are permitted to this Article 2.06 except by the prior written consent of Licensee.

ARTICLE 3 - CONSIDERATION

3.01       Licensee Fees

On the Effective Date, Licensee must pay to NCSU a non-refundable, non-creditable, license fee of [***]. As additional partial consideration under this Agreement, within fifteen (15) business days of the Effective Date, Licensee must grant to NCSU an amount of shares of common stock of Licensee equal in value to US$100,000.00 (US One Hundred Thousand Dollars)(the “Shares”), with such share value calculated using the twenty-day average closing price immediately prior to the Effective Date and with the issuance of such Shares to NCSU (“Transfer”) governed and controlled by the restrictions, representations and conditions set forth in Appendix I. Failure to pay NCSU the aforementioned consideration within thirty (30) days of execution of this License Agreement is a default for which NCSU at its sole discretion may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

In addition, Licensee will pay to NCSU the following non-refundable, non-creditable, licensee fees according to the following schedule (“Additional Licensee Fee Payments”):

a)	[***];

b)	[***]; and

c)	[***].

Notwithstanding the aforementioned and any other provision in this Agreement, Licensee will not be responsible for making payment of any of the particular Additional Licensee Fee Payments set forth in clauses (a)-(c) above if Licensee provides written notice of termination of this Licensee Agreement at least thirty (30) days before the due date of such particular Additional Licensee Fee Payment(s). [***].

Failure to pay NCSU the aforementioned license fee within thirty (30) days of receipt of an invoice is a default for which NCSU at its sole discretion may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

3.02       Accrued Patent Expenses

Licensee will reimburse NCSU for all out of pocket patent expenses incurred prior to the Effective Date and associated directly with the preparation, filing, prosecution, issuance and maintenance of all Patent Rights (“Accrued Patent Expenses”). As of the Effective Date, the amount of Accrued Patent Expenses is estimated to be [***]. Note that this amount may increase due to patent attorney invoicing cycles. Licensee must pay all such fees and costs within thirty (30) days of receipt of an invoice, and failure to pay such invoice within such thirty (30) day period is a default for which NCSU may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

3.03       Future Patent Expenses

Licensee will pay all out of pocket patent expenses incurred during the term of the License Agreement and associated directly with the preparation, filing, prosecution, issuance, post grant/issuance proceedings (such as, but not limited to, post-grant reviews, inter partes review, and ex parte reexamination), and maintenance of all applications within the Patent Rights and Plant Variety Rights. Licensee must pay all such fees and costs within thirty (30) days of receipt of an invoice, and failure to pay such invoice within such thirty (30) day period is a default for which NCSU may terminate this License Agreement in accordance with Article 12.03.

3.04       Running Royalty

At the times during the Term and in the manner set forth in this License Agreement, Licensee shall pay the following royalties (collectively, the payments due pursuant to Article 3.04(a), 3.04(b), and 3.04(c) are herein referred to as “Running Royalties”):

a)	Licensee must pay to NCSU a royalty equal to:

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

i.	[***], or

ii.	[***].

b)	For all Licensed Products which [***], Licensee must pay to NCSU a royalty equal to:

i.	[***], or

ii.	[***].

c)	For all other Licensed Products not covered under Article 3.04(a) or Article 3.04(b), Licensee must pay to NCSU a royalty equal to:

i.	[***], or

ii.	[***].

3.05       Milestone Payment

Licensee must pay to NCSU the non-refundable milestone payments set forth in Appendix D upon the achievement by Licensee of the milestones described therein (hereafter, “Performance Milestone Fee(s)”). Each Performance Milestone Fee is due and payable within thirty (30) days of Licensee’s achievement of the relevant milestone.

3.06       Sublicensing Fees/Other Consideration

Licensee shall pay to NCSU [***] received by Licensee for a Sublicense (“Sublicensing Fees”). It is agreed that Licensee shall not receive from a Sublicensee anything of value in lieu of cash payments as consideration for any Sublicense without the prior written permission of NCSU. For the avoidance of doubt, no running royalties under Article 3.04 shall be due to NCSU on Sales by any Sublicensee and the royalty due under this Article 3.06 shall be the sole and exclusive amount due with respect to Sublicensees.

License Maintenance Fees

A.	Licensee’s obligation to pay license maintenance fees begins on January 1st, 2027. Non-refundable license maintenance fees are payable to NCSU within thirty (30) days after the beginning of the applicable calendar year as specified below and in Article 5.02 (“Royalty Reports”). The Running Royalties due under Article 3.04 and the Sublicensing Fees due under Article 3.06 for a particular calendar year will be credited against the license maintenance fees due in that year. License maintenance fees are payable to NCSU as follows:

i.	[***];

ii.	[***];

iii.	[***];

iv.	[***];

v.	[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

B.	During the Term, Licensee may at its sole discretion provide NCSU with written notice of Licensee’s election to convert the exclusive rights and licenses granted under this License Agreement to a non-exclusive right and license. Within thirty (30) days of receiving such notice of election and provided Licensee has no outstanding breach of the License Agreement and has paid to NCSU all payments owed under the License Agreement as of the date of the aforementioned notice of election, this License Agreement will be amended into a “Non-Exclusive License Agreement” such that all the terms of this Non-Exclusive License Agreement will remain the same as in this License Agreement except for:

i.	The exclusive rights and licenses granted to Licensee under Article 2 will be converted to non-exclusive rights;

ii.	Article 3.07 of this License Agreement will be amended such that the license maintenance fees provided in Article 3.07(A) will be reduced by fifty percent (50%) starting with the upcoming calendar year immediately after amendment into a Non-Exclusive License Agreement; and

iii.	Article 4 will be deleted upon amendment into a Non-Exclusive License Agreement and will be replaced as follows:

“4.01     Licensee will not abandon all efforts to bring Licensed Product and/or Licensed Service to market.”

For avoidance of any doubt, upon amending this License Agreement to a Non-Exclusive License Agreement, NCSU will have the right to offer and grant non-exclusive rights and licenses under the Patent Rights and/or Plant Materials to third parties within the Field of Use at its sole discretion.

3.08       Interest

Payments required under this License Agreement shall be made on or before the due date or within thirty (30) days of receipt of any invoice date on invoices received from NCSU. If overdue, payments shall bear interest until payment at the rate for past-due accounts receivable set by the Secretary of the North Carolina Department of Revenue and in effect on the due date Pursuant to N.C.G.S. §105-241.21 and N.C.G.S. §147-86.23. The payment of such interest does not foreclose NCSU from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Article 12.03 (“Termination by NCSU”) herein.

3.09       Currency Conversion

If Licensed Products and/or Licensed Services are sold in a currency other than United States dollars, the Net Sales shall first be determined in the foreign currency of the country in which such Products or Services are sold and then converted to United States dollars at the rate published by the Wall Street Journal (U.S. edition) or its successor for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due. Licensee shall be responsible and pay all fees associated with any wire transfer and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source, and shall not decrease the amount of royalties due to NCSU thereby. Royalty Reports under Article 5.01 will show sales both in local currency and U.S. dollars, with the exchange rate used.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.10       Fair Market Value/Bundling

If the Licensed Products and/or Licensed Services are bundled in a Sale by the Licensee or a Sublicensee with other related products or services not covered by this License Agreement or any Other NCSU License(s), as defined in Article 3.11, then for the purposes of determining the applicable Running Royalties and Sublicensing Fees, the Net Sales from such transaction shall be reduced to account for the Fair Market Value of the other products or services; provided, however, in no event will the Net Sales be reduced by more than fifty percent (50%) for any reason.

3.11       NCSU Royalty Bundling

If the Licensed Products and/or Licensed Services are bundled in a Sale by the Licensee with other products or services that are covered by one or more separate royalty bearing licenses between NCSU and Licensee or an Affiliate of Licensee (“Other NCSU License(s)”), then Licensee may deduct the royalty due NCSU pursuant to the Other NCSU License(s) from the Running Royalties due to NCSU under this Agreement. If any of the rights granted in this Agreement are bundled in a Sublicense with rights granted Licensee or an Affiliate of Licensee pursuant to Other NCSU License(s), then Licensee may deduct the royalty due NCSU pursuant to the Other NCSU Licenses from the Sublicensing Royalties due to NCSU under this Agreement.

ARTICLE 4 - DUE DILIGENCE REQUIREMENTS

4.01       Licensee must use its commercial reasonable efforts to develop the Plant Material so it meets the requirements for it to be designated as Scale Quality Materials. Furthermore, Licensee must use its commercial reasonable efforts to bring Licensed Product and/or Licensed Service to market through a diligent program for exploitation of the Patent Rights and/or Plant Variety Rights, to develop or contract manufacturing capabilities, and to continue active, diligent marketing efforts for Licensed Product and/or Licensed Service throughout the Term of this License Agreement. The aforementioned efforts will include taking commercially appropriate steps to develop market demand and opportunities for the Licensed Products and to establish the ability to supply sufficient quantities of Licensed Products to meet the overall market demand. In addition to this general commitment to commercialization, Licensee agrees to meet the milestones set forth in the Development and Commercialization Schedule established in attached Appendix E. The parties agree that the Development and Commercialization Schedule established in attached Appendix E is reasonable as of the Effective Date.

4.02       Variations from Appendix E must be expressly approved by NCSU in writing, such approval not to be unreasonably withheld. With respect to the above, NCSU understands that all new tobacco products in the U.S., with the exception of cigars and pipe tobacco, must be cleared by the FDA to be offered or sold in the U.S. market and that all such tobacco products are otherwise regulated by the FDA under The Family Smoking Prevention and Tobacco Control Act.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 5 – REPORTS

5.01       Progress Reports

Six (6) months after the Effective Date, and semi-annually thereafter, Licensee shall provide to NCSU progress reports detailing activities of Licensee relevant to Licensee’s Development and Commercialization Schedule (Appendix E). The progress report will contain reasonably detailed summaries of (i) development and commercialization of Licensed Products, (ii) collaboration with third parties and sublicensing efforts, (iii) progress towards completing milestone described in Appendix E and towards First Commercial Sale of a Licensed Product, (iv) quarterly or semi-annual reports shared with shareholders of the Licensee, and (vii) summary of payments due under Article 3 during the applicable period to the extent such payments would have been required to be included in the Royalty Report. Licensee may submit the progress report electronically to NCSU email address[***].

5.02       Royalty Reports

After the First Commercial Sale, and in addition to the reports required under Article 5.01 (“Progress Reports”), Licensee must render to NCSU quarterly a Royalty Report setting forth for the preceding calendar quarter all applicable information specified in Appendix F. Royalty Reports shall be due within thirty (30) days of March 31, June 30, September 30, and December 31 and each Royalty Report shall be accompanied by the payment of all royalties due for the calendar quarter preceding. Licensee may submit the Royalty Report electronically to NCSU email address [***]. within thirty (30) days of the end of the quarter. If Licensee submits the Royalty Report electronically, Licensee’s royalty payment must also be received within thirty (30) days of the end of the quarter. Licensee must list any and all patents associated with each product, in substantially the format provided in Appendix F.

5.03       Self-audit

Licensee will conduct at its own expense an audit of sales and royalties, through an independent certified public accountant, at least every two years after annual Sales of Licensed Product and/or Licensed Service exceed [***].

ARTICLE 6 - RECORDS

6.01       Licensee must keep full, true and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts payable to NCSU hereunder. These books of account must be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this License Agreement relates for a minimum of five (5) years following the end of the calendar year to which they pertain.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.02       NCSU shall have the right, from time to time and at reasonable, mutually acceptable times during normal business hours, through an independent certified public accountant (as to whom Licensee has no reasonable objection) to examine the records of Licensee described in Article 6.01, including, but not limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, distributor agreements, accounting general ledgers, third-party royalty reports, cost information, pricing policies, sales tax returns, and agreements with third parties (including Sublicensees, designees, Affiliates of Licensee, and customer) to the extent reasonably necessary to verify the calculation of any royalties and/or fees payable under this License Agreement. Such examination and verification shall not occur more than once each calendar year. Licensee agrees to cooperate fully with the accountant in connection with any such review. Before permitting such accountant to have access to such records, Licensee may require such accountant to sign a confidentiality agreement (in form and substance that is reasonable) as to any confidential information which is to be provided to such accountant, or to which such accountant will have access, while conducting the examination under this paragraph. The accountant will prepare and provide to NCSU and Licensee a written report stating whether the Royalty Reports submitted and royalties paid are correct or incorrect and the details concerning any discrepancies. The report shall be marked “CONFIDENTIAL” and shall constitute Confidential Information of Licensee. Examinations conducted under this Article 6.02 shall be at NCSU’s expense, provided that if any such examination and verification reveals an underpayment by Licensee to NCSU of more than five (5.0%) for any quarter examined, Licensee shall immediately pay NCSU the amount of such underpayment plus interest, in accordance with Article 3.08 (“Interest”) and shall reimburse NCSU for all reasonable out of pocket expenses incurred in the examination and verification of the records by the independent certified public accountant.

ARTICLE 7 – SUBLICENSES AND EXTENSION TO AFFILIATES

7.01       Permission to Grant

Licensee may grant Sublicenses to Third Parties provided that: (i) the terms of the Sublicense are consistent with this License Agreement; (ii) the Sublicense is negotiated, executed, and implemented through a good faith arm’s length transaction between the Licensee and Third Party; and (iii) Licensee is represented in Sublicense negotiations by legal counsel who shall have reviewed this License Agreement. Licensee will provide an unredacted copy of any Sublicense agreement, and any and all amendments thereto, to NCSU within thirty (30) days of execution.

7.02       Terms of Sublicense

Any grant to a Third Party of a Sublicense within the Field of Use under the Patent Rights and/or to the Plant Material shall be on the following conditions:

(a)	be consistent with the terms, conditions, and limitations of this License Agreement;

(b)	contain the acknowledgment by the Sublicensee of the disclaimer of warranty and limitation of NCSU liability, as provided in this License Agreement;

(c)	require Sublicensee to indemnify NCSU for any actions of Sublicensee;

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)	contain a prohibition on further transfer of Patent Rights and/or Plant Material by Sublicensee; provided, however, this prohibition will not apply to Affiliates of the Sublicensee or entities who are in the chain of production and distribution of Licensed Products, such as growers, processors, and distributors;

(e)	ensure the Sublicensee submits reports to Licensee in accordance with Article 5;

(f)	unless expressly stated in this License Agreement, no such Sublicense or attempt to obtain a Sublicensee relieves the Licensee of its obligations under Article 4 nor does it relieve the Licensee from its obligations to pay NCSU any and all fees, royalties, and other payments due under this License Agreement; and

(g)	NCSU is a Third Party beneficiary of the indemnification, disclaimer of warranty, and limitation of liability provision included for the benefit of NCSU in such Sublicense, entitled to enforce such provisions in accordance with their terms.

7.03       Licensee Responsible for Compliance

Licensee remains fully liable to NCSU for the performance of its Sublicensees.

ARTICLE 8 - PATENT PROSECUTION

8.01       Prosecution

NCSU will retain outside patent counsel to apply for, prosecute, engage in post grant/issuance proceedings (such as, but not limited to, post-grant reviews, inter partes review, and ex parte reexamination), and maintain during the term of this License Agreement, all patents and patent applications specified as Patent Rights and/or Plant Variety Rights. Licensee must inform NCSU in writing which foreign countries, if any, in which Licensee desires patent protection and/or Plant Variety Rights protection and Appendix A will be amended in writing to reflect those designations. If Licensee does not elect to support patent protection and/or Plant Variety Rights protection in a foreign country within sixty (60) days after written notification by NCSU that NCSU has filed for patent protection in that country despite that country not being designated by Licensee, Licensee will forfeit rights in that country and the foreign patent application and resulting patents will be excluded from Patent Rights and/or Plant Variety Rights thereafter. NCSU shall not abandon any patent application filed or issued patent in the Patent Rights or any Plant Variety Rights without express prior written approval from Licensee.

8.02       Licensee Review and Advice

Licensee will be given reasonable opportunities to advise NCSU in the filing, prosecution, and maintenance of Patent Rights and/or Plant Variety Rights and will cooperate with NCSU in such filing, prosecution, and maintenance. At Licensee’s request and expense, NCSU will instruct patent counsel to provide copies of all prosecution documents relating to Patent Rights and/or Plant Variety Rights so that Licensee may have the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by NCSU. However, notwithstanding anything to the contrary in this License Agreement, all final decisions with respect to the filing, prosecution, and maintenance of Patent Rights and/or Plant Variety Rights are reserved solely to NCSU.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.03       Surrender of Patent Rights

If Licensee provides NCSU with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patent Rights and/or Plant Variety Rights, then Licensee’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patent Rights and/or Plant Variety Rights will terminate sixty (60) days after NCSU’s receipt of such written notification. However, in such instances, sixty (60) days after NCSU’s receipt of written notification, such patents and/or patent applications will no longer be included in Patent Rights and/or Plant Variety Rights (and Appendix A is deemed to be so amended accordingly), and Licensee surrenders all rights under this License Agreement to such patents, patent applications, and any patents issuing therefrom.

8.04       Patent Marking

To the extent there are no legal reasons that prevent it, Licensee must mark any Licensed Product and/or Licensed Service sold in the United States and/or their containers, labels, and/or other packaging with all applicable United States patent numbers either by fixing thereon the word “patent” or the abbreviation “pat.”, together with the number of the patent, or as otherwise prescribed in 35 U.S.C. §287. To the extent legally permitted, all Licensed Product, or Licensed Service shipped to or sold in other countries must be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale. In cases where the Licensee enters into a Sublicense, it will require its Sublicensee to comply with the aforementioned patent marking requirements.

8.06       Challenge of Patent Validity or Enforceability

A.	In the event the Licensee, its Affiliate(s), its Sublicensee, or any entity or person acting on Licensee’s behalf (all individually and collectively referred to herein as “Licensee Challenger(s)”) initiates or assists a Third Party in any proceeding or otherwise asserts any claim challenging the validity or enforceability of any of the Patent Rights in any court, administrative agency or other forum (“Challenge”), Licensee will or will require the Licensee Challenger(s) to:

a.	Provide to NCSU, at least one hundred and twenty (120) days prior to initiating any Challenge, a notification in writing (“Notice of Challenge”) that includes:

i.	Identification of the Licensee Challenger(s) who intends to submit such Challenge;

ii.	The court(s), administrative agency(ies) or other forum(s) (or combination thereof) where such Challenge(s) will be filed and the date when such Challenge(s) will be filed; and

iii.	Details of any and all the facts, legal grounds, and legal arguments on which such Challenge(s) is based, including but not limited, to any prior art that forms the basis of any such Challenge.

B.	Thirty (30) days after providing the Notice of Challenge, Licensee will enter into good faith negotiations with NCSU for a period of at least sixty (60) days to explore a mutually acceptable solution that would eliminate the need by the Licensee Challenger(s) to file a Challenge.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

C.	If any Licensee Challenger files a Challenge and at least one Valid Claim Covering the Plant Material that is subject to such Challenge survives the Challenge by not being found invalid or unenforceable by a court, administrative agency or other forum, regardless of whether the claim is amended as part of the Challenge, then Licensee will immediately owe to NCSU all costs and expenses incurred by NCSU (including actual attorneys’ fees) associated with the preparation and defense for each and every Challenge that is brought before such court, administrative agency or other forum. Licensee will make such payment within thirty (30) days of such decision by a court, administrative agency or other forum where each such Challenge is brought. Failure to make aforementioned payment within such thirty (30) day is a default for which NCSU at its sole discretion may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

D.	In the event at least one Valid Claim covering Plant Material that is subject to a Challenge before a court, administrative agency or other forum survives the Challenge by not being found invalid or unenforceable by such court, administrative agency or other forum, regardless of whether the claim is amended as part of the Challenge, all royalty rates, license maintenance fees, Sublicense Fees and other payment rates set forth in this License Agreement shall be automatically doubled immediately from the date of such finding for the remaining Term of this License Agreement.

ARTICLE 9 - INFRINGEMENT OF THIRD-PARTY RIGHTS

9.01       Licensee shall have the right to control the defense of any claim relating to patent infringement arising from Licensee’s, its Affiliate’s, or its Sublicensee’s exercise of Patent Rights and/or Plant Variety Rights granted in this License Agreement, but due to its proprietary interest in the Patent Rights and Plant Variety Rights, NCSU must approve any settlement, consent judgment or disposition of the claim that (i) limits the scope, validity, or enforceability of patents included in the Patent Rights and/or Plant Variety Rights, and/or (ii) admits any type of fault or wrongdoing on the part of NCSU, such approval not to be unreasonably withheld. Licensee’s request for approval will include all information relating to such settlement, consent judgment or disposition of the claim. NCSU shall provide Licensee notice of its approval or denial within sixty (60) days of any written request for such approval by Licensee, provided that in the event NCSU wishes to deny such approval, such notice shall include a detailed written description of NCSU’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition. NCSU will, subject to policies of the Board of Governors of the University of North Carolina, cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in the defense of the claim. Licensee will reimburse NCSU for any out of pocket expenses in providing assistance requested by Licensee.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 10 - INFRINGEMENT OF NCSU’s PATENT RIGHTS BY THIRD PARTIES

10.01       Prompt Notice

Each Party to this License Agreement must inform the other promptly in writing of any alleged infringement of Patent Rights and/or Plant Variety Rights by a third party and of any available evidence of infringement.

10.02       Licensee Right to Enforce

In the event that Patent Rights and/or Plant Variety Rights are infringed by a Third Party within the Field of Use, Licensee has the right, but not the obligation, to either:

(a)            settle the infringement by sub-licensing the alleged infringer (but only in accordance with the provisions of this License Agreement) or by other means reasonably acceptable to NCSU; or

(b)            prosecute at its own expense any infringement of the Patent Rights and/or Plant Variety Rights. In the event Licensee prosecutes such infringement, Licensee may, if necessary for the purpose of standing, request to use the name of NCSU as party plaintiff. NCSU, at its discretion and with the permission of the Board of Governors of The University of North Carolina, may agree to become a party plaintiff, and costs associated therewith must be borne by Licensee in accordance with Article 10.03. If NCSU is so requested and the courts requires NCSU to be a party for the purposes of standing, NCSU will request and use reasonable efforts to obtain permission from the Board of Governors in the University of North Carolina to join. NCSU will participate in the litigation as a party if it obtains such permission. If such permission is denied, Licensee has no further obligations to NCSU with respect to royalty payments for its future use or sale of any Licensed Product or Licensed Service under Article 3.04(a)(i), Article 3.04(b)(i), and Article 3.04(c)(i) till such time where such denial is reversed and permission is obtained.

While the Licensee has certain rights in accordance with Articles 10.02(a) and 10.02(b), if such action results in the Third Party challenging the validity or enforceability of the Patent Rights then, due to its proprietary interest in the Patent Rights and Plant Variety Rights, NCSU must approve any settlement, consent judgment, or disposition of the claims that (i) limit the scope, validity, or enforceability of any patents licensed under this License Agreement, or (ii) admits any type of fault or wrongdoing on the part of NCSU, such approval not to be unreasonably withheld. Licensee’s request for approval will include all information relating to such settlement, consent judgement, or disposition of the claim. NCSU shall provide Licensee notice of its approval or denial within sixty (60) days of any written request for such approval by Licensee, provided that in the event NCSU wished to deny such approval, such notice shall include a detailed written description of NCSU’s reasonable objections to the proposed settlement, consent judgement, or other voluntary disposition. NCSU will, subject to the policies of the Board of Governors of the University of North Carolina, cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in the defense of the claim. Licensee will reimburse NCSU for any out of pocket expenses in providing assistance requested by Licensee.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.03       Expenses and Damages

If Licensee undertakes the enforcement and/or defense of the Patent Rights by litigation, NCSU will, subject to the policies of the Board of Governors of the University of North Carolina, provide all reasonable assistance in the litigation. The cost of any such action commenced or defended by Licensee, including reasonable out of pocket expenses of NCSU (except for the attorneys’ fees of any independent counsel retained by NCSU, unless such independent counsel has been retained because an ethical conflict precludes Licensee’s counsel from representing NCSU, in which case the following sentence shall apply), shall be borne by Licensee. Licensee will bear the documented attorneys’ fees for independent counsel retained by NCSU due to an ethical conflict. Any recovery of damages by Licensee as a result of such action will be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of Licensee relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of NCSU, if any, relating to the action. Licensee will pay to NCSU fifteen percent (15.0%) of any balance of recovered damages or settlement after payment of expenses as provided in the preceding sentence. Licensee is entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the consent of NCSU, which consent may not be withheld unreasonably.

10.04       NCSU Right to Enforce

If Licensee does not settle the infringement or institute legal action against the infringing activity within six (6) months of having been made aware of it by notice from NCSU, NCSU has the right, but is not obligated, to prosecute at its own expense any such infringements of the Patent Rights and to recover damages, whether through settlement or award. Any recovery of damages by NCSU as a result of such action will be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of NCSU relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of Licensee, if any, relating to the action. NCSU will pay to Licensee fifteen percent (15.0%) of any balance of recovered damages or settlement after payment of expenses as provided in the preceding sentence.

10.05       Loss of Patent Rights or Plant Variety Rights

Any of the foregoing notwithstanding, if at any time during the term of this License Agreement any of the Patent Rights and/or Plant Variety Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, Licensee has no further obligations to NCSU with respect to royalty payments for its future use or sale of any Licensed Product or Licensed Service under Article 3.04(a)(i), Article 3.04(b)(i), and Article 3.04(c)(i).

For avoidance of any doubt, all royalty obligations not based on a Valid Claim will remain in effect during the Term of this License Agreement.

Nevertheless, in such circumstance of loss of Patent Rights and/or Plant Variety Rights, Licensee does not have a damage claim or a claim for refund or reimbursement against NCSU.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 11 – REGULATORY APPROVALS

11.01       Regulatory Approvals

To the extent regulatory Approval is required, Licensee must use commercially reasonable efforts to have the Licensed Products and/or Licensed Services approved for marketing in those countries in which Licensee intends to sell Licensed Products and/or Licensed Services. To accomplish these Approvals at the earliest possible date, Licensee agrees to file or have filed any necessary data with appropriate government agencies as set forth in the Development and Commercialization Schedule in Appendix E.

ARTICLE 12 - TERM AND TERMINATION

12.01       Term

Unless sooner terminated as otherwise provided in this License Agreement, the term of this License Agreement shall commence on the Effective Date and shall continue on a country-by-country basis until the date of expiration of the last to expire of the Patent Rights and/or Plant Variety Rights, including any renewals or extensions thereof, or nineteen (19) years from the Effective Date of this License Agreement if no patents in the Patent Rights and/or Plant Variety Rights issue in the applicable country (the “Term”). On a country-by-country basis, unless this License Agreement is otherwise sooner terminated in such country or countries and except for those patents and/or patent applications that cease to be Patent Rights pursuant to Article 8.01 or 8.03, upon the expiration of the Term, all licenses, Sublicenses, and other rights granted to Licensee herein shall become fully paid-up and perpetual.

12.02	Termination by Licensee

Licensee may terminate this License Agreement at its sole discretion by giving NCSU written notice at least three (3) months prior to such termination. Should Licensee, at any time during the term of this License Agreement, abandon all efforts to commercialize Patent Rights and Plant Material, Licensee shall so notify NCSU and this License Agreement will terminate on the ninety first (91st) day after such notice. It is understood that Licensee will remain responsible for all monetary payments or other obligations under this License Agreement that mature prior to the effective date of termination.

12.03	Termination by NCSU

NCSU shall, subject to Licensee’s right to cure pursuant to Article 12.05 (“Exercise and Right to Cure”), have the right to terminate this License Agreement upon the occurrence of any one or more of the following events:

(a)	failure of Licensee to make any payment required pursuant to this License Agreement when due;

(b)	failure to diligently commercialize as set forth in Article 4 (“Due Diligence Requirement”);

(c)	failure of Licensee to render reports to NCSU as required by this License Agreement;

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)	the insolvency of the Licensee or the institution of any proceeding by Licensee under any bankruptcy or insolvency law or placement of Licensee’s assets in the hands of a trustee or receiver;

(e)	failure of Licensee to follow any and all requirement that are agreed to between the parties under Article 8.06; or

(f)	the breach of any other material term of this License Agreement.

12.04       Automatic Termination and Reversion of License

Licensee shall give written notice to NCSU of its insolvency, intent to file a voluntary petition in bankruptcy prior to the filing of the petition or promptly after becoming aware of a third party’s intention to file an involuntary petition in bankruptcy against Licensee. This License Agreement will terminate and the license will revert to NCSU without notice to Licensee upon the occurrence of either of the following events:

(a)	the insolvency of the Licensee; or

(b)	Licensee’s filing of a voluntary petition in bankruptcy without notice to NCSU.

Licensee’s filing of a voluntary petition without notice to NCSU shall be deemed a material, pre-petition, incurable breach.

12.05       Exercise and Right to Cure

In all cases of breach, other than those set forth in Article 12.04 (“Automatic Termination and Reversion of License”), NCSU may exercise its right of termination by giving Licensee or Licensee’s trustees, receivers, or assigns, forty five (45) days prior written notice of NCSU’s election to terminate. Such notice must specify the articles of this License Agreement which are claimed to have been breached and must contain a description of the event(s) or occurrence(s) claimed to constitute a breach. In all cases, Licensee shall have thirty (30) days from the date of receipt of such notice to cure the claimed breach or to in good faith dispute the existence of a breach or entitlement to the remedy sought. If the claimed breach is cured within thirty (30) days from date of receipt of written notice, this License Agreement shall not terminate. If Licensee fails to cure the breach within thirty (30) days of receipt of written notice to it, this License Agreement shall terminate upon the expiration of the thirty (30) days, unless (other than any breach resulting from a failure to make any payment when due) Licensee has commenced its cure efforts within such thirty (30) day period, the breach cannot reasonably be cured prior to the expiration of such thirty (30) day period, and Licensee thereafter continues to diligently pursue such cure to completion, in which case Licensee shall not be deemed to be in breach of this License Agreement even though such cure efforts extend beyond such thirty (30) day period. Such notice and termination shall not prejudice NCSU’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of NCSU accrued or to accrue on account of any breach or default by Licensee. Licensee will have the ability to cure the first two breaches properly noticed under the terms of this License Agreement that occur within any consecutive twelve (12) month period without penalty. However, each additional breach properly noticed under the terms of this License Agreement beyond the second (i.e. breach number three and onwards) that occurs within the aforementioned consecutive twelve (12) month period (“Additional Period Breach”) will entitle NCSU to a fee of [***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.06       Post Expiration or Termination of License Agreement

(a)         If the License Agreement is terminated by NCSU or Licensee prior to expiration of the Term, then within thirty (30) days of early termination of this License Agreement, Licensee must, as directed by NCSU, return or destroy all Confidential Information, organisms, biological materials, and/or Tangible Materials provided by NCSU to Licensee during the term of this License Agreement and in the possession or control of Licensee, Licensee’s Affiliates or Sublicensees, retaining no copies except to the extent necessary to make use of Licensee’s rights under Article 12.06(b) and for archival purposes. Upon NCSU’s request, Licensee will provide NCSU with a written statement signed by an authorized representative of Licensee certifying the destruction of all such information data, and relevant materials in a safe and legal manner.

(b)            If the License Agreement is terminated by NCSU or Licensee prior to expiration of the Term, then Licensee shall cease manufacturing, processing, producing, using or selling Licensed Products; provided, however, that Licensee or its Affiliate or Sublicensee may continue to sell in the ordinary course of business Licensed Products that are fully manufactured and in Licensee’s (or its Affiliate’s or Sublicensee’s) normal inventory at the date of termination and provided that Licensee pays NCSU any fees, royalties or other financial consideration as provided for in this License Agreement with respect to such sales.

ARTICLE 13 - CONFIDENTIALITY

13.01       Non-Disclosure

NCSU and Licensee will treat any confidential information or non-public information disclosed to it by the other party with respect to this License Agreement during the term of this License Agreement (“Confidential Information”) with reasonable care and will not disclose such information to any other person, entity, firm or corporation, unless such third party is bound by the obligations of confidentiality and restricted use no less protective than those set forth in this Article 13. The receiving party may not use the disclosing party’s Confidential Information other than for the benefit of the parties hereto and for the exercise of any rights under or the performance of this License Agreement. These obligations of non-disclosure and restricted use remain in effect for ten (10) years from the date of disclosure. However, neither party is obligated, with respect to Confidential Information disclosed to it, or any part thereof, which:

(a)   is already known to the receiving party at the time of the disclosure;

(b)   becomes publicly known without the wrongful act or breach of this License Agreement by the receiving party;

(c)   is rightfully received by the receiving party from a third party on a non-confidential basis;

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)   is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e)   is approved for release by prior written authorization of the disclosing party; or

(f)    is disclosed pursuant to the requirements of applicable law, rule or regulation, including without limitation any securities law, rule or regulation, or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article 13.

13.02       Disclosure to Securities and Exchange Commission

Unless required by operation of law, rule or regulation, including without limitation any public records or securities law, rule or regulation, neither NCSU nor Licensee may publish or publicly disclose this License Agreement or any of the provisions of this License Agreement and the parties will treat this License Agreement as the Confidential Information of the other party. If Licensee is required to disclose to the U.S. Securities and Exchange Commission and/or any applicable national securities exchange the License Agreement, it will submit the redacted version of the License Agreement as provided in Appendix G or a version otherwise reasonably acceptable to NCSU.

13.03       Disclosure in Writing

NCSU and Licensee agree that any information to be treated as confidential information under this Article 13 must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL”. Information disclosed orally must be summarized and reduced to writing and communicated to the other party within thirty (30) days of such disclosure.

13.04       Licensee Commercialization Efforts.

Notwithstanding the foregoing, Licensee may use and disclose this License Agreement and any confidential information related to the Patent Rights and/or Plant Variety Rights to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators, Sublicensees, prospective sublicensees and other third parties in the chain of growing, manufacturing and distribution, but if and only if Licensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of NCSU’s confidential information as those provided in this Article 13. Subject to NCSU’s obligations under the North Carolina Public Records Act, NC-GS § 132, Licensee’s proprietary information contained in this License Agreement shall be deemed Licensee's Confidential Information.

13.05       Patent Rights

Notwithstanding anything to the contrary in this License Agreement, all unpublished NCSU research data and information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patent Rights and/or Plant Variety Rights (no matter how disclosed) is the Confidential Information of NCSU and subject to the provisions of Article 13.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 14 - NOTICES

14.01       For the purpose of all written communications and notices between the parties, other than reports and invoices/payments their addresses are:

NCSU	Licensee

NCSU Notice	22nd Century Group, Inc Notice
[***].

With copy to:

For delivery via courier

Office of Research Commercialization
[***].

Or any other addresses of which either party shall notify the other party in writing.

14.02       For the purpose of all communication between the parties regarding reports due under Article 5 (“Reports”) by the Licensee under this License Agreement, their addresses are:

NCSU	Licensee – Contact for reports
[***].

Or any other addresses of which either party shall notify the other party in writing.

14.03       For the purpose of all communication between the parties regarding payments due by the Licensee under this License Agreement, their addresses are:

NCSU	Licensee – Contact for billing

Please remit payment to:	Please send invoice to:
[***].

Or any other addresses of which either party shall notify the other party in writing.

14.04       The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), is the date of the U.S. postmark of such envelope if marked or the actual date of receipt if not marked or if delivered otherwise. The parties agree that any notice resulting in a deadline for the other party shall be sent with a delivery confirmation and tracking number.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 15 - ASSIGNMENT

15.01       Licensee possesses unique expertise and resources to fully develop and commercialize the Patent Rights and Plant Variety Rights. This License Agreement may not be assigned, in whole or in part, by Licensee without the prior written consent of NCSU, except to an Affiliate of Licensee or in connection with a Liquidation Event; provided, however (i) such sale or transfer is not associated with bankruptcy or foreclosure proceedings that involves the Licensee, or (ii) there is no outstanding material breach of the License Agreement that has not been fully cured by Licensee. Any other assignment of this License Agreement without the prior written consent of NCSU shall be void. This License Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

ARTICLE 16 - REPRESENTATIONS

16.01       NCSU represents and warrants that it has the authority to enter into this License Agreement.

16.02       NCSU represents that (a) it is the sole owner of the Patent Rights and Plant Variety Rights and has the full right to grant the rights provided in this License Agreement, subject to the limitations set forth in Articles 2.02 and 2.04; (b) to the best of the knowledge of the NCSU Office of Research Commercialization, performance of its obligations under this License Agreement does not and will not violate any existing agreement to which NCSU is subject or a party; and (c) as of the Effective Date, all patent applications filed with respect to the Plant Materials are included in the Patent Rights.

16.04       Dr. Ramsey Lewis agrees, that outside of a sponsored research agreement between NCSU and Licensee, for a period of two (2) years and six (6) months from the Effective Date, he will not develop any new CYP Ultra Low Nicotine Tobacco. As used herein, “CYP Ultra-Low Nicotine Tobacco” means [***].

16.05       As of the Effective Date, NCSU represents and warrants that, other than the Plant Material and any other materials already licensed to Licensee under any other currently active license agreement between NCSU and Licensee, Dr. Ramsey Lewis has not developed or generated any Ultra Low Nicotine Tobacco. As used herein, “Ultra Low Nicotine Tobacco” means and is limited to any tobacco line(s), plant(s) or plant part(s) resulting from any cross, modification, regulation or mutation that modifies or otherwise alters nicotine concentration below [***].

16.03       Except for what is expressly provided in Article 16.01, 16.02, 16.03, 16.04, and 16.05, NCSU MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR IS THERE A WARRANTY THAT THE USE OF THE PATENT RIGHTS, PLANT VARIETY RIGHTS, AND/OR PLANT MATERIAL WILL NOT INFRINGE ANY PATENT, PLANT VARIETY RIGHT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS LICENSE AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY NCSU OF THE VALIDITY OF ANY OF THE PATENTS OR PLANT VARIETY RIGHTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENT RIGHTS, THE PLANT VARIETY RIGHTS, OR THE PLANT MATERIAL. NCSU HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT, PLANT MATERIALS OR LICENSED SERVICE. NCSU MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SAFETY, UTILITY, VALUE, PERFORMANCE, FREEDOM FROM CONTAMINATION, MARKETABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PLANT MATERIAL LISTED IN OR DERIVED FROM PLANT MATERIAL LISTED IN APPENDIX B AND/OR APPENDIX C.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 17 - INDEMNITY AND INSURANCE

17.01       NCSU, and its trustees, officers, employees, students, and agents (collectively, “NCSU Indemnities”) will be indemnified, defended by counsel selected by Licensee and reasonably acceptable to NCSU, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to the exercise of and/or utilization of the Patent Rights, Plant Variety Rights, and/or Plant Materials by Licensee, its Affiliates, Sublicensee(s), successors, assigns, or parties contracting therewith (“Claim”), including, but not limited to, the exercise of the license(s) granted herein and any action relating to product liability and/or patent infringement.

17.02       An NCSU Indemnitee shall provide Licensee with reasonably prompt written notice of a Claim or the commencement of any claim, demand, proceeding, action or suit originated by a third party (collectively, “Proceeding”) in respect thereto. Licensee shall have the right to compromise or settle such Proceeding; provided, however, that no compromise or settlement of any such Proceeding may be effected by Licensee without the consent of NCSU unless (i) there is no finding or admission of any violation of law or the rights of any person by an Indemnified Person, (ii) no such compromise or settlement has an adverse effect on any other claims that may be made by an Indemnified Person against Licensee, and (iii) the sole remedy provided thereunder is monetary damages which will be paid in full by Licensee and Licensee reasonably demonstrates its financial capacity to do so.

17.03       To the extent available at commercially reasonable rates, Licensee must maintain in force throughout the term of this License Agreement or for five (5) years after the last commercial sale of a Licensed Product or Licensed Service, whichever is later, at its sole cost and expense, with licensed and reputable insurance companies, general liability insurance and products liability insurance coverage in amounts reasonably sufficient as reasonably determined by Licensee to protect against liability under Article 17.01. NCSU has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

17.04       Neither party is an agent of the other party for any purpose whatsoever.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 18 – EXPORT CONTROLS

18.01       The license granted in this License Agreement is conditioned upon compliance with all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. NCSU makes no promise or representation that a license is not required nor that, if required, it will be issued.

Notwithstanding Article 12.05 (“Exercise and Right to Cure”), any breach of this Article 18.01 by Licensee will be deemed a material breach of the License Agreement and will result in the automatic and immediate termination of this License Agreement as of the date of such breach unless otherwise agree to in writing by NCSU.

ARTICLE 19 - USE OF PARTY’S NAME

19.01       Neither party may, without the prior written consent of the other party:

(a)	use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other party that is likely to cause confusion with respect to the source or origin of any goods or services; or

(b)	use the name or image of any employee or agent of the other party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c)	represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

All requests for such consent related to an NCSU name, image, employee or agent must be directed to the NCSU Office of Research Commercialization.

19.02       Both parties may release factual statements regarding the existence of this License Agreement such as “NCSU and Licensee have entered into an exclusive license agreement for XXX technology”. Any other type of statement, advertisement, press release, promotional activity or otherwise by either party that uses the name of the other party will require the prior written consent of the named party. NCSU hereby consents to the form of press release set forth in Appendix H.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 20 – SEVERANCE AND WAIVER

20.01       Each clause of this License Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this License Agreement will not be affected.

20.02       The failure of a party in any instance to insist upon the strict performance of the terms of this License Agreement is not a waiver or relinquishment of any of the other terms of this License Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 21 - TITLES

21.01       All titles and article headings contained in this License Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this License Agreement or the intent of any of its provisions.

ARTICLE 22 – SURVIVAL OF TERMS

22.01       The provisions of the following Articles will survive the expiration or termination of this License Agreement: 2.03 (“No Implied License”), 2.04 (“Government Rights”), 12.02 (“Termination by Licensee”), 12.05 (“Exercise and Right to Cure”), 12.06 (“Post Expiration or Termination of the License Agreement”), 13 (“Confidentiality”), 16 (“Representations”), 17 (“Indemnity and Insurance”), and 23 (“Governing Law”).

ARTICLE 23 – GOVERNING LAW

23.01       This License Agreement is entered into in the State of North Carolina and must be interpreted in accordance with and its performance governed by the laws of the State of North Carolina, without reference to its conflicts of laws provisions. During the Term, any and all disputes, including any related to the validity of the Patent Rights or any other intellectual property disputes, that arise between the parties or relating to or arising from, under, out of, or in connection with this License Agreement or the parties' performance hereunder must be in the courts of North Carolina with the venue being Wake County.

ARTICLE 24 – REPRESENTATION OF COUNSEL

24.01       Licensee recognizes that this is a legally binding document and acknowledges that Licensee has had the opportunity to obtain legal counsel to review this License Agreement. Regardless of whether the Licensee is represented by counsel, the language of the License Agreement will not be construed against either party on the basis of the party's being the drafter of the language or being represented by legal counsel. Licensee further agrees that it will engage legal counsel to advise on the drafting and negotiation of any sublicense.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 25 – ENTIRE UNDERSTANDING

25.01       This License Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

ARTICLE 26 – ELECTRONIC COPY

26.01       The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

IN WITNESS WHEREOF, the parties have executed this License Agreement on the dates set forth below.

NORTH CAROLINA STATE UNIVERSITY	22ND CENTURY GROUP, INC.

By:	By:
Name: [***].

Date:	Date:

Read and Acknowledged By:

Name: [***].

Date:

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDICES

Appendix A—PATENT RIGHTS

Appendix B—PLANT MATERIALS

Appendix C—INBRED PLANT MATERIAL

Appendix D—MILESTONE FEE

Appendix E—DEVELOPMENT AND COMMERCIALIZATION SCHEDULE

Appendix F—ROYALTY REPORT FORM

Appendix G—REDACTED LICENSE AGREEMENT

Appendix H—PRESS RELEASE

Appendix I—SHARE TRANSFER AGREEMENT

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX A—PATENT RIGHTS AND PLANT VARIETY RIGHTS

1.	PATENT RIGHTS:

(NCSU Ref No. 2022-130):

a.	U.S. Provisional Patent Application No. 63/317,272 titled “Methods and Composition For Producing Tobacco Plants with Reduced Nicotinic Alkaloid Levels” filed on March 7, 2022. Status – Expired.

b.	PCT Application No. PCT/US2023/062580 titled “Methods and Compositions for Producing Tobacco Plants with Reduced Nicotinic Alkaloid Levels” filed on February 14, 2023. Status – Active.

2.	PLANT VARIETY RIGHTS:

None yet filed as of the Effective Date.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX B—PLANT MATERIALS

(“Plant Materials” includes the materials listed below including any seed, progeny, materials developed, created, derived, propagated, and/or engineered therefrom.)

[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix C—INBRED PLANT MATERIAL

[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix D—MILESTONE FEES

[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX E—DEVELOPMENT AND COMMERCIALIZATION SCHEDULE

[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX F—ROYALTY REPORT FORM

[***].

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix G—REDACTED LICENSE AGREEMENT

[***]

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix H—PRESS RELEASE

22nd Century Group (XXII) Expands Reduced Nicotine Content Tobacco IP with Latest Technology License

Additional Exclusive License with NCSU Further Expands Reduced Nicotine Content Plant Breeding Capabilities

BUFFALO, N.Y., November [7], 2023 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness with reduced nicotine tobacco, hemp/cannabis, and hops, today announced the signing of an additional reduced nicotine content technology license with North Carolina State University. The latest license provides additional modes of efficiently producing reduced nicotine content tobacco plants, extending 22nd Century’s already extensive IP portfolio. The license will provide 22nd Century Group exclusive rights to the technology until 2042.

“Our reduced nicotine content technologies support the first and only FDA MRTP authorized combustible smoking harm reduction products that meet adult smokers where they are today, providing a new solution to help them smoke less and achieve their health goals,” said John Miller, interim Chief Executive Officer of 22nd Century Group. “This latest license further enhances and expands on our capabilities to produce reduced nicotine content tobacco plants as we work to bring these innovative products to market for the betterment of public health, including by enhancing our capability to produce reduced nicotine content tobacco plants suitable for international markets that are opposed to genetically modified plants.”

Under terms of the exclusive license, 22nd Century will have full use of the patent rights and plant materials to develop and commercialize reduced nicotine content tobacco using this latest non-GMO technology, which further enables worldwide marketability of the Company’s VLN® reduced nicotine content products. Financial terms of the agreement were not released.

“22nd Century is pioneering a new pathway in the global fight to end the health and economic harms of smoking, offering both GMO and non-GMO solutions suitable worldwide,” said Miller. “Extensive clinical research, much of it funded by national government health agencies, has consistently documented the benefit of reduced nicotine content tobacco products in helping adult smokers to break the bonds of nicotine addiction and smoke less over time. Reduced nicotine content solutions, such as our VL® products, provide a new solution to adult smokers who want to quit, but have not found success with traditional cessation products.”

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

###

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix I—SHARE TRANSFER AGREEMENT

The issuance of Shares to NCSU pursuant to Article 3.01 shall be controlled by the following restrictions, representations and conditions on Transfer:

(i)            The Shares shall be issued via a book entry statement at Licensee’s stock transfer agent, or at the election of NCSU, a physical stock certificate.

(ii)            NCSU shall not, prior to the date that is six (6) months following the date of issuance of the Shares:

(A)	distribute; lend; offer; pledge; hypothecate; encumber; grant a security interest in; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer, convey or dispose of, directly or indirectly, any of the Shares; or

(B)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction described in clause (i), (ii) or (iii) is to be settled by delivery of Common Stock or other securities or otherwise.

(iii)	Restrictive Legends. The Shares shall contain the following restrictive legends until such time as NCSU shall receive an opinion of legal counsel satisfactory to Licensee that specifies that such restrictive legend is no longer required by applicable law and/or this Agreement:

(A)	THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD UNLESS: (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(B)	THE SHARES OF COMMON STOCK ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN LICENSE AGREEMENT, A COPY OF WHICH IS AVAILABLE UPON REQUEST TO THE COMPANY.

(iv)	Representations of NCSU Related to the Private Placement of the Shares:

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(A)	The Shares to be issued under this Agreement are being acquired for investment for NCSU’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

(B)	As of the date hereof, NCSU has no present intention of transferring, selling, granting any participation or otherwise distributing the Shares.

(C)	NCSU has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. NCSU is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(D)	NCSU is not acquiring the Shares as a result of:

(X) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the Internet, in each case, relating to Licensee; or

(Y) any seminar or meeting whose attendees, including NCSU, have been invited by any general solicitation or general advertising related to Licensee.

(v)            NCSU is believed to be an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

(vi)         NCSU acknowledges that it has had the opportunity to review the reports filed by Licensee with the Securities and Exchange Commission and has been afforded:

(A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Licensee concerning the terms and conditions of the offering of the Shares hereby and the merits and risks of investing in the Shares;

(B) access to information about Licensee and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(C) the opportunity to obtain such additional information that Licensee possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares.